10F-3 Report
CGCM Emerging Markets Equity Investments
	9/1/2009		through	8/31/2010

Issuer Name	Trade Date	Selling Dealer	Total Amount	Purchase Price	% Received by Fund
Wynn Macau Limited.	10/9/2009	UBS	20,000,000	$10.08	1.600%
Barrick Gold	3/19/2010	JPMorgan	1,000,000	$ 8.63	0.115%